Health Fitness Announces 2008 First Quarter Results
Highlights
--	Total revenue increased 13 percent
--	Health management segment revenue grew 42 percent
--	Revenue mix shifted to 45 percent health management and 55 percent fitness management from 36 percent health management and 64 percent fitness management a year earlier
--	Company announced share repurchase plan
Minneapolis (May 5, 2008) — Health Fitness Corporation (OTC BB: HFIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the first quarter ended March 31, 2008.
For the first quarter, revenue increased 12.7 percent to $18.7 million, from $16.6 million for the same period in 2007. Gross profit during the quarter rose to $5.3 million, from $4.8 million during the prior-year period.
Operating income totaled $0.56 million for the quarter compared to $0.89 million for the same period in 2007. Net earnings were $0.32 million versus $0.51 million in the prior-year period. Net earnings per diluted share were $0.02 for the quarter compared to net earnings per diluted share of $0.03 for the same period last year.
“We are pleased with our results during the first quarter of 2008 and believe they further reflect our efforts to build a solid platform for future revenue and margin growth. During the quarter, we continued to shift our mix of business toward our health management segment, which is our growth driver,” said Gregg Lehman, Ph.D., president and chief executive officer. “Gross margin slightly decreased, compared to last year, as a result of lower pricing for new health management business we won during 2007. Gross margin was also impacted by the additional screening and health coaching staff we hired in late 2007 to meet forecasted future demand for these services. As we secure and implement new health management business during the remainder of 2008, we believe our opportunity to achieve higher service fees will improve, which should allow us to better leverage our service delivery investments, and thus realize higher margins.”
Operating expenses as a percent of revenue were approximately 26 percent, versus 24 percent for the same period last year. This increase reflects the impact on overall expense structure related to the 2007 investments made in the company’s management infrastructure to address current and forecasted future business growth. The company anticipates that operating expenses, as a percent of revenue, will begin to level off as its business investment plan is largely complete.
First Quarter Commitments and RFPs
During the quarter, the company secured nine new health management commitments, compared to 12 health management and three fitness management commitments in the first quarter of 2007. Additionally, during the 2008 quarter, the company received 26 new RFPs for health management services and 13 new RFPs for fitness management services, compared to 28 health management and eight fitness management RFPs during the first quarter of 2007. The potential annualized revenue that may be realized from first quarter 2008 health management commitments is $2.0 million. This potential $2.0 million will be offset by a potential annualized revenue loss of $0.4 million from fitness management contract cancellations.
Lehman added, “We continue to execute in a challenging economic environment. While we believe economic conditions are causing some companies to lengthen their evaluation periods preceding a commitment, there is considerable enthusiasm for employee health improvement services as a means to minimize the effect of rising health care costs. Our sales pipeline remains strong and we anticipate that the longer sales process we are witnessing will result in a more evenly distributed level of commitment activity over the course of 2008.”
Balance Sheet
The company ended the first quarter of 2008 with $0.9 million in cash, compared to $1.9 million at the end of 2007. Working capital at March 31, 2008 totaled $9.4 million, a $0.9 million gain compared to December 31, 2007. At March 31, 2008, the company carried no long-term debt and stockholders’ equity totaled $27.2 million.
2008 First Quarter Business Segment Information
Revenue and gross profit information by segment is:
Health Management

	(in thousands)
REVENUE	Q1 2008	Q1 2007
Staffing Services	$4,296	$3,680
Program and Consulting Services	4,081	2,236

Total Health Mgt	$8,377	$5,916

GROSS PROFIT	Q1 2008	Q1 2007
Staffing Services	$939	$912
Program and Consulting Services	2,050	1,435

Total Health Mgt	$2,989	$2,347

During the 2008 first quarter, health management segment revenue grew 41.6 percent compared to the same period in 2007. Within the segment, staffing services revenue increased 17 percent, which is attributable to new customers and the expansion of services to existing customers. Program and consulting services revenue grew 83 percent compared to the 2007 first quarter. This increase is primarily driven by an increase in biometric screening services, health coaching and advising services and recurring revenue growth from e-health platform sales.
Gross margin for the health management segment was 35.7 percent for the quarter, compared to 39.7 percent for the prior-year period. This decrease is due in part to lower pricing for new health management business won during 2007. Gross margin was also impacted by the additional screening and health coaching staff hired in late 2007 to meet forecasted future demand for these services.

Fitness Management

	(in thousands)
REVENUE	Q1 2008	Q1 2007
Staffing Services	$9,706	$9,981
Program and Consulting Services	620	694

Total Fitness Mgt	$10,326	$10,675

GROSS PROFIT	Q1 2008	Q1 2007
Staffing Services	$2,116	$2,100
Program and Consulting Services	237	363

Total Fitness Mgt	$2,353	$2,463

During the 2008 first quarter, fitness management segment revenue declined slightly compared to the same period last year, due primarily to the termination of a large automotive contract in the first quarter of 2007.
Gross margin for the fitness management segment slightly dropped to 22.8 percent, from 23.1 percent during the prior-year period, reflecting the impact of customer attrition and higher costs to deliver fitness program services, including personal training, massage therapy and the company’s branded walking program.
Share Repurchase Plan
On March 24, 2008, the company announced that its board of directors authorized a plan to repurchase up to $2.5 million of the company’s outstanding common shares. Under the plan, the company may repurchase shares on the open market in amounts and at times deemed appropriate by management and in accordance with applicable securities rules and regulations. The share repurchase plan was effective on April 1, 2008 and will continue for a period of six months from the commencement date, subject to the company’s right to announce earlier termination or an extension of the plan. The company’s insiders will be prohibited from trading in the company’s stock throughout the duration of the plan.
Share repurchases will be funded by the company’s available working capital. The timing of any such repurchases under the plan will depend on price, market conditions and applicable regulatory requirements.
Conference Call
Health Fitness Corporation will host a conference call today, May 5, 2008, at 4:00 p.m. Central (2:00 p.m. Pacific; 5:00 p.m. Eastern). Participating in the call will be Gregg Lehman, Ph.D., president and chief executive officer, and Wes Winnekins, chief financial officer. To listen to the call from the U.S., dial 1-888-258-7584; internationally, dial 1-706-902-1477. To access the call, enter ID number 45514659. A replay of the call will be available until Monday, May 19, 2008, 11:00 p.m. EST. To access the replay from the U.S., dial 1-800-642-1687 and enter ID number 45514659, from outside the U.S., dial 1-706-645-9291 and enter ID number 45514659. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the company’s Website at www.hfit.com, where the call will be archived for 30 days.

About Health Fitness Corporation
Health Fitness Corporation is a leading provider of integrated employee health and productivity management solutions to Fortune 500 companies, the health care industry and individual consumers. Serving clients for more than 30 years, Health Fitness Corporation partners with employers to effectively manage their health care and productivity costs by improving individual health and well-being. Health Fitness Corporation serves more than 300 clients globally via on-site management and remotely via Web and telephonic services. Health Fitness Corporation provides a complete portfolio of health and fitness management solutions including a proprietary health risk assessment platform, screenings, EMPOWERED™ Health Coaching and delivery of health improvement programs. Health Fitness Corporation employs more than 3,000 health and fitness professionals in national and international locations who are committed to the company’s mission of “improving the health and well-being of the people we serve.” For more information on Health Fitness Corporation, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, management’s belief that first quarter 2008 results further reflects the Company’s efforts to build a solid platform for future revenue and margin growth; management’s belief that the Company’s health management segment is its growth driver; management’s forecast of future demand for additional screening and health coaching services; management’s belief that the Company’s opportunity to achieve higher service pricing will improve as new business is secured and implemented during the remainder of 2008, which should allow the Company to better leverage past investments in service delivery, thus realizing higher margins; management’s belief that operating expenses, as a percent of revenue, will begin to level off as the Company’s investment plan is largely complete; management’s belief that economic conditions are causing some companies to lengthen their evaluation periods; and management’s belief that the Company’s sales pipeline remains strong and that the longer sales process will result in a more evenly distributed level of commitment activity over the course of 2008, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost customers is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2008 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue we may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations and other clients, the level of demand for our services, customer acceptance of higher service pricing, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2007 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables follow...
CONTACTS

Wes Winnekins, CFO	David Heinsch
Health Fitness Corporation	Padilla Speer Beardsley
(952) 897-5275	(612) 455-1768

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,
	2008	2007
ASSETS
CURRENT ASSETS
Cash	$915,684	$1,946,028
Trade and other accounts receivable, less allowances of $241,800 and $243,300	13,079,407	14,686,879
Inventory	431,199	569,458
Prepaid expenses and other	548,372	226,891
Deferred tax assets	406,367	406,367

Total current assets	15,381,029	17,835,623

PROPERTY AND EQUIPMENT, net	1,307,309	1,400,570

OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software technology, less accumulated amortization of $914,100 and $795,100	1,721,732	1,734,920
Trademark, less accumulated amortization of $370,300 and $345,500	122,748	147,561
Other intangible assets, less accumulated amortization of $259,700 and $241,700	269,375	287,334
Other	5,607	9,807

	$33,354,050	$35,962,065

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,397,450	$2,121,154
Accrued salaries, wages, and payroll taxes	2,618,128	4,011,580
Other accrued liabilities	331,121	1,187,045
Accrued self funded insurance	300,888	333,724
Deferred revenue	1,365,811	1,722,254

Total current liabilities	6,013,398	9,375,757

DEFERRED TAX LIABILITY	108,623	108,623

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 50,000,000 shares authorized; 20,273,817 and 19,928,590 shares issued and outstanding at March 31, 2008 and December 31, 2007	202,738	199,285
Additional paid-in capital	29,776,646	29,350,211
Accumulated comprehensive income from foreign currency translation	(56,669)	(56,413)
Accumulated deficit	(2,690,686)	(3,015,398)

	27,232,029	26,477,685

	$33,354,050	$35,962,065

HEALTH FITNESS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
	March 31,
	2008	2007

REVENUE	$18,702,667	$16,590,033

COSTS OF REVENUE	13,360,402	11,780,139

GROSS PROFIT	5,342,265	4,809,894

OPERATING EXPENSES
Salaries	2,972,377	2,398,802
Other selling, general and administrative	1,763,665	1,482,525
Amortization of trademarks and other intangible assets	42,770	42,770

Total operating expenses	4,778,812	3,924,097

OPERATING INCOME	563,453	885,797

OTHER INCOME (EXPENSE)
Interest expense	(923)	(2,099)
Other, net	2,285	(1,514)

EARNINGS BEFORE INCOME TAX EXPENSE	564,815	882,184

INCOME TAX EXPENSE	240,103	370,517

NET EARNINGS	$324,712	$511,667

NET EARNINGS PER COMMON SHARE:
Basic	$0.02	$0.03
Diluted	0.02	0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	20,080,747	19,306,797
Diluted	20,412,464	20,252,110